FOR IMMEDIATE RELEASE

                         STAR MULTI CARE SERVICES, INC.
                                  (LETTERHEAD)

COMPANY        Stephen Sternbach
CONTACT:       (516) 423-6688

                  STAR MULTI CARE SERVICES, INC. ACQUISITION OF
                          EXTENDED FAMILY CARE CLOSES

           HICKSVILLE, NEW YORK, SEPTEMBER 9, 1997 - Star Multi Care Services, Inc. (NASDAQ, NM: SMCS) has closed on its previously reported acquisition of Extended Family Care Corporation (Bulletin Board: CXCS), a home healthcare service company doing business in New York, New Jersey and Pennsylvania with 1996 annual revenues of $8.9 million. Under the terms of the transaction, Star will pay a total of $7.25 million in cash and shares of Star common stock.

           Star's proforma revenue for the first year of operation after the acquisition is anticipated to be $62 to $65 million.

           "Management continually looks for acquisitions like Extended Family Care in order to aggressively grow in this highly fragmented industry," commented Stephen Sternbach, President and Chief Executive Officer of Star. "The Company has made five similar acquisitions over the past six years that have been highly accretive to Star's revenues and earnings, however, prior to the closing of the deal as per the agreement, the Company was able to integrate and streamline Extended Family Care's offices and employees into Star. The majority of Extended Family



     33 WALT WHITMAN ROAD * SUITE 302 * HUNTINGTON STATION, NEW YORK 11746
                      (516) 423-6688 * FAX (516) 423-2907
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Care's office leases have been terminated, helping to make this the best deal to date. The acquisition of Extended Family Care will make us a dominant provider of Home Care in North-Central New Jersey".

           Star Multi Care Services, Inc. is a primary provider of proprietary, custodial and high-tech home healthcare services and staffing to hospitals and other medical facilities throughout the New York City metropolitan area, Long Island, upstate New York, southeastern Florida, New Jersey and central Ohio.